SECURITIES AND EXCHANGE COMMISSION


                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                October 31, 2002
 -------------------------------------------------------------------------------
                (Date of Report, date of earliest event reported)



                               TREMONT CORPORATION
 -------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



Delaware                     1-10126                76-0262791
--------------------------------------------------------------------------------
(State or other           (Commission                (IRS Employer
 jurisdiction of           File Number)               Identification
 incorporation)                                       Number)


1999 Broadway, Suite 4300, Denver, CO                      80202
--------------------------------------------------------------------------------
(Address of principal executive offices)                 (Zip Code)



                                 (303) 296-5600
 -------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
 -------------------------------------------------------------------------------
             (Former name or address, if changed since last report)

Item 5:  Other Events

     On October 31, 2002 the Registrant issued the press release attached hereto as Exhibit 99.1, which is incorporated herein by reference. The press release relates to an announcement by Registrant regarding Registrant's third quarter financial results for 2002.


Item 7:    Financial Statements, Pro Forma Financial Information and Exhibits

       (c) Exhibits

           Item No.   Exhibit List
           --------   ---------------------------------------------------------

           99.1       Press release dated October 31, 2002 issued by Registrant.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            TREMONT CORPORATION
                                            (Registrant)




                                             By: /s/ Joan H. Prusse
                                             -----------------------------------
                                             Joan H. Prusse
                                             Assistant General Counsel and
                                             Assistant Secretary




Date: October 31, 2002

                                                                    Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE:                                CONTACT:

Tremont Corporation                                   Mark A. Wallace
1999 Broadway, Suite 4300                             Vice President and
Denver, Colorado 80202                                  Chief Financial Officer
                                                      (303) 296-5615


                   TREMONT REPORTS THIRD QUARTER 2002 RESULTS

     DENVER, COLORADO . . . October 31, 2002 . . . Tremont Corporation ("Tremont" or the "Company") (NYSE: TRE) reported a net loss for the third quarter of 2002 of $16.1 million, or $2.60 per diluted share, compared to net income of $4.9 million, or $.78 per diluted share, for the same quarter in 2001. For the nine months ended September 30, 2002, the Company reported a net loss of $27.7 million, or $4.45 per diluted share, compared to net income of $20.8 million, or $3.32 per diluted share, for the nine months ended September 30, 2001.

     The Company's equity in losses of 39%-owned Titanium Metals Corporation ("TIMET") was $17.2 million in the third quarter of 2002 compared to equity in earnings of $3.2 million in the third quarter of 2001. TIMET reported a net loss for the third quarter of 2002 of $9.1 million compared to net income of $4.3 million in the third quarter of 2001. Included in the Company's equity in losses of TIMET for the third quarter of 2002 is a $15.7 million ($2.52 per diluted share) impairment charge for an other than temporary decline in the value of the Company's investment in TIMET. There is no income tax benefit associated with this charge because the Company does not recognize a deferred tax asset with respect to its equity in losses of TIMET as the Company believes such deferred tax asset does not currently meet the "more-likely-than-not" recognition criteria.

     TIMET's sales of $82.8 million in the third quarter of 2002 were 35% lower than the year-ago period. The decrease resulted principally from a 33% decrease in mill product sales volume, a 54% decrease in melted product sales volume, and changes in product mix. Mill product selling prices increased 2% (expressed in U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods) while melted product selling prices decreased 5%. In billing currencies (which exclude the effects of foreign currency translation), mill product selling prices decreased 1% from the year-ago period. TIMET recognized $10.5 million of other operating income in the third quarter of 2002 related to the take-or-pay provisions of its purchase and supply agreement with Boeing.

     As compared to the second quarter of 2002, TIMET's mill product sales volume in the third quarter of 2002 decreased 6%, while selling prices expressed in U.S. dollars decreased 1%. In billing currencies, mill product selling prices decreased approximately 4%. Melted product sales volume increased 1% in the third quarter of 2002 as compared to the second quarter of 2002, while melted product selling prices decreased 3% during such period.

     The Company's equity in earnings of 21%-owned NL Industries, Inc. ("NL") was $1.3 million in the third quarter of 2002 compared to equity in earnings of $3.3 million for the same quarter of 2001. NL reported net income of $8.8 million in the third quarter of 2002 compared to net income of $20.5 million in the third quarter of 2001.

     NL's titanium dioxide pigments ("TiO2") operating income in the third quarter of 2002 decreased 18% to $29.6 million compared with $36.2 million in the third quarter of 2001. Operating income in the third quarter of 2001 included $3.0 million of business interruption insurance proceeds related to the previously reported fire at NL's Leverkusen, Germany plant in 2001. The decrease in operating income from 2001 was primarily due to lower average selling prices, partially offset by higher sales and production volumes. Compared with the second quarter of 2002, operating income in the third quarter of 2002 increased 20% on higher average selling prices and higher production volume, partially offset by lower sales volume.

     NL's average selling price in billing currencies (which excludes the effects of foreign currency translation) during the third quarter of 2002 was 7% lower than the third quarter of 2001 and was 3% higher than the second quarter of 2002. Compared with the second quarter of 2002, selling prices in billing currencies increased in all major markets. NL's third quarter 2002 average selling price expressed in U.S. dollars (computed using actual foreign currency exchange rates prevailing during the respective periods) was 2% lower than the third quarter of 2001 and 8% higher than the second quarter of 2002.

     NL's third quarter 2002 sales volume increased 14% from the third quarter of 2001 and decreased 4% from the record second quarter of 2002. The increase from the comparable prior year period was due in part to lost sales volume in 2001 as a result of the Leverkusen fire. NL's third quarter 2002 production volume was 7% higher than the third quarter of 2001 and increased 3% from the second quarter of 2002 with operating rates near full capacity in the third quarter of 2002. The increase from the prior year period was due in part to lost sulfate-process production in 2001 as a result of the Leverkusen fire.

     The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. Corporate expenses increased in the third quarter of 2002 compared to the third quarter of 2001 because the third quarter of 2001 reflected a decrease in compensation expense related to the accounting for stock options of approximately $.7 million.

     The Company's effective tax rates for the three and nine-month periods ended September 30, 2002 and 2001 differed from the U.S. federal statutory income tax rate in part because a portion of the Company's equity in earnings of NL were tax-free to the extent the Company received dividends from NL. In addition, the Company's effective tax rate for the three and nine-month periods ended September 30, 2002 varied from the statutory income tax rate because the Company did not recognize deferred tax assets with respect to its equity in losses of TIMET and its net corporate expenses and interest expense, which assets the Company believed did not currently meet the "more-likely-than-not" recognition criteria. The Company's effective income tax rate for the nine months ended September 30, 2001 also varied from the statutory income tax rate due to the previously-reported reduction in the Company's deferred income tax asset valuation allowance associated with its investment in TIMET.

     The statements contained in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "looks," "should," "could," "anticipates," "expects" or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are risks and uncertainties including, but not limited to, the cyclicality of TIMET's and NL's businesses, TIMET's dependence on the aerospace industry, the sensitivity of TIMET's and NL's businesses to global productive capacity, global economic and political conditions, customer inventory levels, competitive technology positions, changes in product pricing and costs, the performance of aerospace manufacturers and TIMET under their long-term purchase agreements, the difficulty in forecasting demand for titanium products, the impact of long-term contracts with vendors on TIMET's ability to reduce or increase supply or achieve lower costs, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the ultimate resolution of pending or possible future litigation, legislative developments, fluctuations in currency exchange rates, control by certain stockholders and possible conflicts of interest, uncertainties associated with new product development, the supply of raw materials and services, changes in raw material and other operating costs (including energy costs), possible disruption of business or increases in the cost of doing business resulting from war or terrorist activities, and other risks and uncertainties. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements. The financial information contained in this release is subject to future correction and revision and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, as each may be amended from time to time, filed with the Securities and Exchange Commission.

     Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through The Landwell Company.


                                    o o o o o


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



                               TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

                                                           Three months ended                 Nine months ended
                                                              September 30,                     September 30,
                                                      ------------------------------    ------------------------------
                                                          2002             2001             2002             2001
                                                          ----             ----             ----             ----

Equity in earnings (loss) of:
   TIMET                                              $    (17.2)      $      3.2       $    (31.7)      $     16.2
   NL Industries                                             1.3              3.3              4.6             13.6
   Other                                                     -                (.1)              .3               .4
                                                      -------------    -------------    -------------    -------------
                                                           (15.9)             6.4            (26.8)            30.2
Corporate expenses, net                                       .7              (.1)             2.7              5.2
Interest expense                                              .2               .3               .7              1.0
Other income                                                 -                -                1.6              -
                                                      -------------    -------------    -------------    -------------

   Income (loss) before taxes                              (16.8)             6.2            (28.6)            24.0

Income tax expense (benefit)                                 (.7)             1.3              (.9)             3.2
                                                      -------------    -------------    -------------    -------------

   Net income (loss)                                  $    (16.1)      $      4.9       $    (27.7)      $     20.8
                                                      =============    =============    =============    =============

Earnings (loss) per share:
   Basic                                              $    (2.60)      $     0.78       $    (4.45)      $     3.35
   Diluted                                                 (2.60)            0.78            (4.45)            3.32

Weighted average shares outstanding:
   Basic shares                                              6.2              6.2              6.2              6.2
   Diluted shares                                            6.2              6.3              6.2              6.3
